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THE LOEWEN GROUP, INC.

                                                                    Exhibit 11
COMPUTATION OF PER SHARE EARNINGS                                     For 10-Q
EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS


                                              Three months ended         Six months ended
                                                   June 30                   June 30
                                             --------    ---------    --------    ---------
                                               2000        1999         2000         1999
                                             --------    ---------    --------    ---------
BASIC
  Net earnings (loss)                        $(76,346)   $(105,330)   $(53,547)   $ (98,403)
  Less: Preferred share dividends               2,229        1,504       4,499        3,686
                                             --------    ---------    --------    ---------
  Net earnings (loss) attributable to
    Common shareholders                      $(78,575)   $(106,834)   $(58,046)    (102,089)
                                             --------    ---------    --------    ---------
                                             --------    ---------    --------    ---------
  Weighted average shares outstanding          74,145       74,104      74,145       74,082

  Basic earnings (loss) per share            $  (1.06)   $   (1.44)   $  (0.78)   $   (1.38)
                                             --------    ---------    --------    ---------
                                             --------    ---------    --------    ---------

FULLY DILUTED
  Net earnings (loss) attributable to
    Common shareholders                      $(78,575)   $(106,834)   $(58,046)   $(102,089)
  Less: imputed earnings reversal from
    dilutive options, net of tax effect          (299)           0           0            0
                                             --------    ---------    --------    ---------
  Fully diluted net earnings (loss)           (78,874)   $(106,834)   $(58,046)   $(102,089)
                                             --------    ---------    --------    ---------
                                             --------    ---------    --------    ---------

  Weighted average shares outstanding          74,145       74,104      74,145       74,082
  Shares issuable upon assumed conversion
    of dilutive options                             0            0           0            0
                                             --------    ---------    --------    ---------
  Fully diluted shares                         74,145       74,104      74,145       74,082
                                             --------    ---------    --------    ---------
                                             --------    ---------    --------    ---------

  Fully diluted earnings (loss) per share    $  (1.05)   $   (1.44)   $  (0.78)   $   (1.38)
                                             --------    ---------    --------    ---------
                                             --------    ---------    --------    ---------
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